EXHIBIT 15


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Ladies and Gentlemen:

     We are aware that our report dated October 11, 1999, except as to Note 9, which is as of October 18, 1999, on our review of interim financial information of Phelps Dodge Corporation for the period ended September 30, 1999 and included in the Corporation's quarterly report on Form 10-Q for the quarter then ended is incorporated by reference in the Prospectus constituting part of its Registration Statement and Post-Effective Amendment No. 1 on Form S-3 (Nos. 33-44380 and 333-36415) and in the Registration Statements on Form S-8 (Nos. 33-26442, 33-6141, 33-26443, 33-29144, 33-19012, 2-67317, 33-34363, 33-34362,
33-62648, 333-42231 and 333-52175).


Your very truly,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Phoenix, Arizona
November 11, 1999